Exhibit 2
To whom it may concern

December 14, 2006

Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL:http://www.nisgroup.jp/english

Announcement of Organizational Change

NIS GROUP CO., LTD. (the “Company”) hereby announces that on December 11, 2006, its Board of Directors adopted a resolution to implement the organizational change described below, effective December 11, 2006.

The Company separated the “Investor Relations Department,” of which its “Operations Control” division was in charge, from its “Operations Control” division, and placed it under the direct control of the Co-CEOs, (Chairman and President), in order to announce its messages directly from its management and communicate more efficiently the opinions of its shareholders to its management.

Organizational Chart	As of December 11, 2006

Internal Audit Dept.
Office of the CEO
Investor Relations Dept.
Internal Control Dept.
Group Strategy
Group Strategy Dept.
Investment Management Dept.
Operations Control
Accounting & Controller Dept.
Finance Dept.
General Affairs Dept.
Human Resources Dept.
System Planning Dept.
The Board of Directors
Chairman and President
Sales & Marketing
Sales & Marketing Group
Sales Control Dept.
Affiliated Loan Dept.
Tokyo Sales Dept.
Osaka Sales Dept.
Kyushu Sales Dept.
The Board of Statutory Auditors
Statutory Auditors
Sales Support Dept.
Real Estate Group
Real Estate Business Control Dept.
Real Estate Structured Finance Dept.
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Strategic Business Development Group
Strategic Business Development Dept.
Research Group
Western Japan Research Dept.
Eastern Japan Research Dept.
Credit Screening Dept.